Exhibit 99.1

Hecla Reports Second Quarter 2015 Results

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 6, 2015--Hecla Mining Company (NYSE:HL) today announced a second quarter net loss applicable to common shareholders of $26.8 million, or $0.07 per share, and a loss after adjustments applicable to common shareholders of $17.6 million, or $0.05 per share.1

SECOND QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS

  Sales of $104.2 million.
  Adjusted EBITDA of $29.5 million.2
  Operating cash flow of $30.8 million.
  Total silver production of 2.5 million ounces at a cash cost, after by-product credits, per silver ounce, of $5.61.3
  Gold production of 44,692 ounces, of which Casa Berardi produced 30,939 ounces at a cash cost, after by-product credits, per gold ounce of $832.3
  Completed acquisition of Revett Mining Company, owner of the Rock Creek project.
  Cash and cash equivalents of $192 million at June 30, 2015.
  Secured the third-party-owned Velardeña mill to process high-grade material from San Sebastian.
  Strong exploration success at San Sebastian and Casa Berardi.
  Increased estimated 2015 silver production to 10.5 - 11.0 million ounces.
  Accrual of $8.7 million for possible settlement of environmental claims at two legacy sites.

“Despite lower silver prices, we continue to advance growth projects like San Sebastian and #4 Shaft at Lucky Friday for their potential to increase production of high-grade ounces at low cash costs, after by-product credits,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Our assets, particularly Greens Creek with its recent improvements in recovery, have allowed us to weather the metals price weakness, and we retain the ability to reduce costs and programs if prices remain weak or go lower. With expected mining at San Sebastian early in 2016, and, combined with the deeper Lucky Friday in three years, we anticipate the addition of significant additional cash flow, further strengthening us going forward.”

(1)	Loss after adjustments applicable to common shareholders represents a non-US Generally Accepted Accounting Principles (GAAP) measurement, a reconciliation of which to net income (loss) applicable to common shareholders (GAAP), the most comparable GAAP measure, can be found at the end of the release.

(2)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release.

(3)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the second quarter was $26.8 million, or $0.07 per share, compared to net loss applicable to common shareholders of $14.5 million, or $0.04 per share, for the same period a year ago, and was impacted by the following items:

  Cash cost, after by-product credits, per gold ounce decreased 13% and per silver ounce increased 5% from second quarter 2014.
  Net mark-to-market loss on base metal derivative contracts of $0.9 million, as a result of rising base metals prices, compared to a net loss of $11.6 million in the second quarter of 2014.
  Increased pre-development spending on San Sebastian.
  A $1.8 million foreign exchange loss on Canadian assets.
  Lower realized silver, gold, and lead prices with higher realized zinc prices.
  An $8.7 million accrual for possible environmental settlement.
  $2.1 million of acquisition costs for Revett Mining Company.

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
FINANCIAL DATA
Sales (000)	$104,197	$117,502	$223,289	$243,289
Gross profit (000)	$9,464	$18,728	$29,337	$40,971
Income (loss) applicable to common shareholders (000)	$(26,805)	$(14,537)	$(14,391)	$(3,034)
Basic and diluted loss per common share	$(0.07)	$(0.04)	$(0.04)	$(0.01)
Net income (loss) (000)	$(26,667)	$(14,399)	$(14,115)	$(2,758)
Cash provided by (used in) operating activities (000)	$30,754	$26,646	$52,173	$57,029

Operating cash flow was $4 million higher than the second quarter 2014 due to the timing of concentrate shipments at Greens Creek contributing $7.3 million and the advance settlement of financially settled base metal forward contracts contributing $12 million.

Capital expenditures (excluding capitalized interest) at the operations totaled $32 million for the second quarter. Expenditures were $11.4 million at Lucky Friday, $12.1 million at Greens Creek and $8.6 million at Casa Berardi.

Metals Prices

The average realized silver price in the second quarter was $16.32 per ounce, 17% lower than the $19.62 price realized in the second quarter of 2014. Realized gold and lead prices also decreased by 8% and 6%, respectively, from the second quarter of 2014. The average realized zinc price rose slightly to $0.96, up 2% from the prior year period.

		Second Quarter Ended		Six Months Ended
		June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$16.41	$19.62	$16.56	$20.06
	Realized price per ounce	$16.32	$19.62	$16.83	$19.83
Gold -	London PM Fix ($/oz)	$1,193	$1,288	$1,206	$1,291
	Realized price per ounce	$1,194	$1,291	$1,208	$1,295
Lead -	LME Cash ($/pound)	$0.88	$0.95	$0.85	$0.95
	Realized price per pound	$0.94	$1.00	$0.89	$0.99
Zinc -	LME Cash ($/pound)	$1.00	$0.94	$0.97	$0.93
	Realized price per pound	$0.96	$0.94	$0.95	$0.92

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2015:

	Pounds Under Contract		Average Price
	(in thousands)		per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2015 settlements	25,298	5,567	$0.97	$0.82
CONTRACTS ON FORECASTED SALES
2015 settlements	13,228	—	$0.88	N/A
2016 settlements	20,779	—	$0.95	N/A

The contracts represent 11% of the forecasted payable zinc production at an average price of $0.93 per pound. With advanced settlement of financially settled base metal forward contracts, the forecasted payable zinc and lead remaining under contract have declined from 101.9 million pounds of zinc and 86.6 million pounds of lead committed at June 30, 2014 to 34.0 million pounds of zinc and no lead at June 30, 2015.

OPERATIONS OVERVIEW

Overview

  Greens Creek production of 1.9 million ounces of silver is 10% higher than the 1.7 million ounces in the same period 2014 and within the mine’s expected production range.
  Lucky Friday silver production of 613,474 ounces is a decrease from 820,786 ounces from the same period of 2014 due to the impact upon production related to the failure of a ventilation booster fan.
  Casa Berardi gold production of 30,939 ounces is an increase over 28,623 ounces in the same period of 2014 due to higher grades and tonnage.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the second quarters ended June 30, 2015 and 2014:

	Second Quarter and Six Months Ended						Second Quarter and Six Months Ended
	June 30, 2015						June 30, 2014
	Production (ounces)		Increase/ (decrease) over 2014		Cash costs, after by-product credits, per silver or gold ounce[1,2]		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce[1,2]
	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos
Silver	2,477,150	5,355,747	(2)%	7%	$5.61	$5.24	2,515,835	5,007,688	$5.34	$4.59
Gold	44,692	85,342	3%	(5)%	$832	$896	43,554	89,822	$952	$917
Greens Creek:
Silver	1,856,125	3,892,091	10%	12%	$3.30	$3.27	1,689,183	3,476,320	$3.52	$2.52
Gold	13,753	28,992	(8)%	(3)%	N/A	N/A	14,931	29,940	N/A	N/A
Lucky Friday	613,474	1,450,193	(25)%	(5)%	$12.58	$10.55	820,786	1,520,391	$9.10	$9.33
Casa Berardi[3]	30,939	56,350	8%	(6)%	$832	$896	28,623	59,882	$952	$917

(1)	Cash cost, after by-product credits, per silver or gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.
(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is treated as a by-product credit against the silver cash cost.
(3)	Casa Berardi also produced 7,551 ounces of silver in the second quarter of 2015, which is treated as a by-product credit against the gold cash cost.

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2015 and 2014:

		Second Quarter Ended		Six Months Ended
		June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
PRODUCTION SUMMARY
Silver -	Ounces produced	2,477,150	2,515,835	5,355,747	5,007,688
	Payable ounces sold	1,986,407	2,216,264	4,912,942	4,405,967
Gold -	Ounces produced	44,692	43,554	85,342	89,822
	Payable ounces sold	40,237	40,513	80,032	84,478
Lead -	Tons produced	9,525	10,229	19,403	19,864
	Payable tons sold	7,128	8,654	15,753	16,234
Zinc -	Tons produced	17,515	17,383	33,602	34,474
	Payable tons sold	12,191	9,767	23,334	23,270

Greens Creek Mine - Alaska

Greens Creek’s second quarter production of 1.9 million ounces of silver exceeded the second quarter of 2014 by 10%, while gold production of 13,753 ounces was 8% less. The higher silver production was a result of higher recoveries and grade, partially offset by slightly lower tonnage. Silver recoveries increased 8%, or 5.6 percentage points, to 75.4% over the prior year period. The improvement is a result of a change implemented in late 2014 to the flotation circuit to more efficiently scalp additional lead concentrate directly to final concentrate, and by introducing CO2 for pH control in the lead flotation circuit. The reduction in gold production was the result of lower tonnage and grade partially offset by recoveries that increased due to the plant improvements. The mill operated at an average of 2,194 tons per day (tpd) in the second quarter.

As a result of higher grades and recoveries, the Company now expects Greens Creek to produce 7.7 to 8.0 million ounces of silver, an increase over the previous estimate of 7.3 million ounces.

The cash cost, after by-product credits, per silver ounce of $3.30 decreased from $3.52 in the second quarter 2014.1 The per ounce cost was beneficially impacted by lower operating costs and negatively impacted by lower by-product credits. Power costs were similar to the 2014 period due to higher precipitation levels in southeast Alaska in both cases resulting in availability of less expensive hydroelectric power, a condition that is expected to last through the next quarter. Treatment costs were lower as a result of lower realized silver prices, as treatment costs include the value of silver not payable to the company through the smelting process. Mining costs per ton increased by 1% due to lower production, and milling costs per ton decreased 2% due to slightly lower labor costs and various other variances partially offset by lower production. The Company now expects Greens Creek to produce silver in 2015 at a cash cost, after by-product credits of $3.75 per ounce, a reduction from the previous estimate of $4.50 per ounce.

Lucky Friday Mine - Idaho

Lucky Friday’s second quarter silver production of 613,474 ounces was 25% lower than the second quarter of 2014 due to lower tonnage and grade resulting from a failure of the underground booster fan reducing the ventilation capacity of the mine, leading to the temporary closure of a higher-grade production stope. Lucky Friday has returned to near normal production rates by extending the work schedule to seven days per week from six, but is mining lower grade material until the fan is replaced, expected to be in the fourth quarter. In addition, there are 15 days of scheduled downtime in the third quarter for hoist mechanical maintenance. The mill operated at an average of 792 tpd in the second quarter.

The mine is now expected to produce 2.8 to 3.0 million ounces of silver in 2015, a reduction over the previous estimate of 3.2 million ounces.

The cash cost, after by-product credits, per silver ounce of $12.58, increased from $9.10 per ounce in the second quarter of 2014.¹ This increase was principally due to lower production and realized metals grades relating to ventilation upgrades and lower by-product credits. The Company now expects Lucky Friday to produce silver in 2015 at a cash cost, after by-product credits, of $10.75 per ounce, an increase over the previous estimate of $8.75 per ounce.

#4 Shaft, a key growth project, has been excavated approximately 2,900 feet below the shaft collar to the 7835 level. The project is more than 85% complete and is expected to be finished in the fourth quarter of 2016. The total estimated completion cost of #4 Shaft is approximately $225 million, with $184 million already spent through the second quarter of 2015. As of June 30, 2015, the #4 Shaft team has worked 1,321 days without a lost-time accident.

Casa Berardi - Quebec

Casa Berardi’s second quarter gold production of 30,939 ounces was 8% higher than the second quarter of 2014 because of higher grades and tonnage, partially offset by lower recovery. The mine experienced higher grades as a result of mine sequencing. Although recoveries relative to the 2014 period decreased to 86% from 90% due to the presence of arsenopyrite in some of the 118 Zone ore, adjustments made to the plant in 2015 are expected to contribute to recoveries increasing to 87% during the second half of the year. The mill operated at an average of 2,407 tpd in the second quarter.

With expectations for additional recovery improvements, and the planned addition of higher-grade stopes in Zone 123 in the fourth quarter, the mine is expected to meet its 130,000 gold ounce target for the year.

(1)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

The cash cost, after by-product credits, per gold ounce of $832, decreased from $952 in the second quarter of 2014 due to higher production and the weaker Canadian dollar.1

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration and pre-development expenses were $4.6 million and $1.6 million, respectively, in the second quarter of 2015, increases of about $1.5 million and $1.2 million compared to the second quarter 2014 as a result of increased spending at the San Sebastian property. Full year exploration and pre-development expenses are expected to be about $24 million, an increase from the previous expectation of $18 million principally due to increased activity at San Sebastian.

San Sebastian - Mexico

Hecla has secured the use of a Merrill-Crowe processing plant near Velardeña in the State of Durango, Mexico, as announced on July 15, 2015. Under the terms of the agreement, Hecla has exclusive use of the mill for 18 months, with the potential to increase for up to another 12 months. Located within 100 miles of San Sebastian, the mill was previously used by Hecla to process ore when it mined on the property from 2001 to 2005.

The mill has been idle for several years and requires some rehabilitation and updating to meet the standard Hecla uses for environmental protection and best practices in milling standards.

A Preliminary Economic Assessment (PEA) is expected to be completed by the end of the third quarter, but does not include results of the recent in-fill drilling program described below.

There has been significant drilling success over the past two years on the near-surface East Francine, Middle and North veins at the San Sebastian project, and the project is quickly advancing to open pit mine production. The East Francine, Andrea, Middle and North veins now define nearly 5.0 miles of mineralized strike length and are open along strike and at depth. The East Francine Vein is the faulted extension of the past-producing, high-grade Francine Vein which from 2001 to 2005 was one of the highest-grade producers in Mexico.

The East Francine Vein has currently been traced for over 1,600 feet along strike and to 500 feet of depth. The near-surface, high-grade zones are characterized as being silver and gold dominant, supergene enriched and oxidized (cyanide soluble). An in-fill drill program of the main mineralized shoot has demonstrated the continuity of the vein structure and increased resource confidence to measured and indicated categories in the proposed open pit areas. Relative to the initial drilling, the assay results of the in-fill program are generally about 3.3 feet wider than expected and returned some extremely high grades that are consistent with previous drilling. The drilling also appears to extend the high-grade area further along strike to the east and west, potentially expanding the open pit resource. Assay results from the shallow East Francine Vein in-fill drill program include 1.18 oz/ton gold and 358.7 oz/ton silver over 18.6 feet, 0.78 oz/ton gold and 120.3 oz/ton silver over 15.1 feet, 0.87 oz/ton gold and 160.8 oz/ton silver over 11.5 feet, and 0.26 oz/ton gold and 25.4 oz/ton silver over 18.7 feet.

(1)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

The Middle Vein has been traced for nearly 7,000 feet along strike and to a depth of over 1,000 feet. Shallow in-fill drilling of the Middle Vein confirmed the continuity of the vein mineralization and includes intercepts of 0.57 oz/ton gold and 157.3 oz/ton silver over 7.3 feet, 0.24 oz/ton gold and 26.9 oz/ton silver over 5.5 feet, and 0.19 oz/ton gold and 25.5 oz/ton silver over 5.0 feet. Although assay results are not complete, there appears to be a slight improvement in grade over previous drilling. Exploration drilling continues to define a new zone of near-surface mineralization to the southeast, past the San Ricardo Fault. The zone is slightly deeper and shallower dipping than the Middle Vein to the west of the fault assay and intervals include 0.10 oz/ton gold and 13.2 oz/ton silver over 7.0 feet, and 0.02 oz/ton gold and 11.1 oz/ton silver over 8.9 feet.

The North Vein has a mineralized trend that extends over 3,500 feet along strike and 700 feet to depth and remains open along strike in both directions and at depth. The North Vein in-fill drilling intercepts have returned grade results that are consistent with the initial drilling. These assay intervals include 0.84 oz/ton gold and 16.8 oz/ton silver over 2.6 feet, and 0.69 oz/ton gold and 10.1 oz/ton silver over 3.1 feet. On the North Vein some of the deeper exploration intercepts to the south east include 0.10 oz/ton gold and 14.8 oz/ton silver over 4.1 feet and 0.04 oz/ton gold and 11.7 oz/ton silver over 5.0 feet.

Casa Berardi - Quebec

At Casa Berardi, up to seven drills have been operating underground in an effort to refine current stope designs and resources in the 118, 123, 124 and Southwest zones, and exploration drilling has extended mineralization on the 124 Zone and newly discovered 117 Zone. In-stope and definition drilling of the upper 118 Zone from the 530 level intersected a 15 to 55-foot wide shear zone that includes mineralized intervals of 0.54 oz/ton gold over 26.2 feet and 0.33 oz/ton gold over 19.0 feet. Mineralization is open and deeper drilling suggests the zone continues to plunge to the west. Drilling from the 910 level on the lower 118 Zone intersected a lens grading 0.55 oz/ton gold over 15.7 feet and 0.36 oz/ton gold over 17.7 feet and remains open to depth.

Drilling has identified multiple, stacked high-grade lenses of the 123 Zone that represent at least 1,600 feet of continuous down-dip mineralization with an average strike length of 450 feet. Definition and step-out drilling at the bottom of the 123 Zone resource has linked high-grade mineralized structures at the 850 level that are open at depth and to the west. Recent intersections of quartz-dominant zones include 1.1 oz/ton gold over 18.4 feet (123-01), 1.2 oz/ton gold over 11.2 feet (123-01), 1.8 oz/ton gold over 15.7 feet (123-02), 1.6 oz/ton gold over 10.5 feet (123-03) and 1.2 oz/ton gold over 17.7 feet (123-03). Future drilling is expected to continue to fill the gaps on the 123-01 and 123-03 lenses and extend the mineralization further east and at depth on the 123-04 and 123-11 lenses. The close proximity of these new lenses to mine infrastructure is expected to allow near-term production from these areas.

Exploration drilling from the 810 level of the newly defined 117 Zone has extended gold mineralization both north and south of the Casa Berardi Fault for over 300 feet down-plunge. Recent drill results include 0.64 oz/ton gold over 12.1 feet in iron formation north of the Casa Berardi Fault and 0.15 oz/ton gold over 21.8 feet in sheared veins to the south of the Casa Berardi Fault. Surface drilling on the 124 Zone east of the Principal Zone area defined a 15 to 60-foot thick, quartz-bearing zone for over 300 feet strike length that is expected to define an inferred resource from the 250 level to near-surface. Underground drill results on the 124-81 lens include 0.62 oz/ton gold over 16.7 feet and 0.44 oz/ton gold over 7.9 feet. Surface drilling has started on the 157 Zone program at the East Mine in an effort to better define geometry and continuity of a high-grade target that was drilled in 2004 from surface and in 2010 from underground.

Greens Creek - Alaska

At Greens Creek, definition and exploration drilling made progress in refining the NWW, 9A, Deep 200 South and West Wall resources and expanding the Gallagher Fault Block and Upper Southwest trends. Recent drilling of the lower NWW Zone has generally confirmed and upgraded the resource model of the shared and upper limbs. Recent assay results include 107.3 oz/ton silver, 0.73 oz/ton gold, 4.0% zinc, and 2.1% lead over 6.0 feet and 50.5 oz/ton silver, 0.14 oz/ton gold, 13.1% zinc, and 7.3% lead over 6.2 feet. Exploration extensions to this drilling have defined additional West Wall mineralization up to 240 feet down-dip from the current resource model.

Drilling of the 9A zone has defined continuous mineralization along the southernmost portion of the mine contact within the Maki Fault. Overall this drilling has added continuity to existing drilling and should allow for the current modeled blocks to be connected into a more continuous resource. Assay intervals include 26.8 oz/ton silver, 0.01 oz/ton gold, 3.8% zinc, and 2.4% lead over 14.0 feet and 10.4 oz/ton silver, 0.06 oz/ton gold, 18.4% zinc, and 7.9% lead over 10.2 feet. Drilling of the Upper Southwest defined multiple, flat-lying mineralized contacts between the 5250 and Upper Southwest mineralization. Recent exploration drilling of the Gallagher Fault Block combined with existing intercepts defines mineralized zones within the Gallagher Fault with 95 to 425 vertical feet of continuity over 1,000 feet of strike length.

Drilling of the Deep 200 South in the past few years has defined three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Recent drill intersections of the folded upper bench mineralization include 61.9 oz/ton silver, 0.04 oz/ton gold, 2.1% zinc, and 1.3% lead over 6.2 feet and 41.2 oz/ton silver, 0.04 oz/ton gold, 3.7% zinc and 3.2% lead over 7.0 feet along the upper limb. The mineralization remains open to the south and exploration drilling is planned for later in the year.

The first drill hole of the surface exploration program at Greens Creek started in mid-June at southeast Killer Creek. This hole intersected the “mine contact” at 1,580 feet where there is sulfide-bearing veins, pyrite pods and pyrite laminations with minor lead-zinc sulfides. This contact is located on the north side of Greens Creek about 3,100 feet away from NWW mine infrastructure. Surface drilling of this target and the High Sore area southeast of the mine is planned for the next two months.

More complete drill assay highlights from San Sebastian, Greens Creek, and Casa Berardi can be found in Table A at the end of the release.

Other Properties

Limited mapping and trenching programs are being advanced in the Silver Valley over the summer. In mid-June fieldwork started on to the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec. Prospecting and sampling of outcrops and floats are mainly focused on the area covered by the Induced Polarization geophysical survey in April. These surveys are expected to serve as the basis for follow-up prospection and trenching in July and August.

2015 GUIDANCE

Estimated 2015 production was updated on July 16, 2015. Exploration and pre-development expectations have increased to $24 million from $18 million on increased activity at San Sebastian. Estimated cash costs, after by-product credits, for Greens Creek are lowered to $3.75 per ounce and for Lucky Friday are increased to $10.75 an ounce. Capital expectations for the year remain unchanged, as do estimates for Casa Berardi production and cash costs, after by-product credits.

For the full year 2015, the Company expects:

Mine	2015E¹ Silver Production (Moz)	2015E Gold Production (oz)	Cash cost, after by- product credits, per silver/gold ounce[2,3]
Greens Creek	7.7-8.0	55,000	$3.75 per silver ounce
Lucky Friday	2.8-3.0	n/a	$10.75 per silver ounce
Casa Berardi	n/a	130,000	$825 per gold ounce
Company-wide	10.5-11.0	185,000	$6.00 per silver ounce
Silver Equivalent Production:
Including all metals	35

2015E capital expenditures (excluding capitalized interest)			$150 million
2015E pre-development and exploration expenditures			$24 million

(1)	2015E refers to the Company's estimates for 2015.
(2)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.
(3)	All metal equivalent production of 35 million silver oz includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek and Casa Berardi converted using the following conversion ratios: 60:1 gold to silver, 80:1 zinc to silver and 90:1 lead to silver.

COMMON STOCK DIVIDEND

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about September 1, 2015, to shareholders of record on August 21, 2015.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 6, at 11:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements, including 2015 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates for 2015 for 1) silver and gold production, 2) cash cost, after by-product credits, and 3) capital expenditures and pre-development and exploration expenditures, in each case for each of the Company’s three mines and on a Company-wide basis; (ii) estimated Company-wide silver equivalent production (which assumes metal prices of gold at $1,225/oz., silver at $17.25/oz., zinc at $0.90/lb. and lead at $0.95/lb. and USD/CAD at $0.91); (iii) certain statements regarding the Greens Creek mine, including expected continued availability of hydroelectric power, and planned drilling and the ability for planned drilling, when combined with existing drilling data, to extend known areas of mineralization in various zones; (iv) certain statements regarding the Lucky Friday mine, including the estimated completion of repairs to the booster fan in the fourth quarter, and the future prospects of the #4 Shaft project, including expectations that 1) it will produce high grade ounces at low cash costs after by-product credits, 2) it will contribute to significant additional cash flow, 3) it will be finished in the fourth quarter of 2016, and 4) that it will cost $225 million; (v) certain statements regarding the Casa Berardi mine, including expectations that 1) there will be additional recovery improvements, 2) higher grade stopes in Zone 123 will be added in the fourth quarter, 3) future drilling will extend mineralization, and 4) the proximity of new lenses to existing infrastructure will allow near term production from these areas; and (vi) statements regarding the future prospects of San Sebastian, including expectations that 1) mining will commence in early 2016, 2) it will produce high grade ounces at low cash costs after by-product credits, 3) it will contribute to significant additional cash flow, and 4) the completion of a preliminary economic assessment by the end of the third quarter. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Form 10-K, filed on February 18, 2015 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada” effective date March 31, 2014 (the “Casa Berardi Technical Report”). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla’s profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC’s Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company’s “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources,” “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Loss
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Sales of products	$104,197	$117,502	$223,289	$243,289
Cost of sales and other direct production costs	67,567	71,039	141,532	148,780
Depreciation, depletion and amortization	27,166	27,735	52,420	53,538
	94,733	98,774	193,952	202,318
Gross profit	9,464	18,728	29,337	40,971

Other operating expenses:
General and administrative	8,296	8,159	17,016	16,100
Exploration	4,592	3,140	9,208	7,290
Pre-development	1,618	437	2,138	856
Other operating expense	766	693	1,394	1,411
Gain/(loss) on sale of PP&E	116	—	190
Provision for closed operations and environmental matters	9,335	1,267	9,802	2,371
Acquisition costs	2,147	—	2,147	—
	26,870	13,696	41,895	28,028
Income (loss) from operations	(17,406)	5,032	(12,558)	12,943

Other income (expense):
Gain on sale or impairment of investments	(166)	—	(166)	—
Unrealized gain (loss) on investments	(117)	(608)	(2,960)	80
Gain (loss) on derivative contracts	(887)	(11,601)	4,905	(2,149)
Interest and other income	35	97	73	176
Net foreign exchange gain (loss)	(1,833)	(5,382)	10,441	(1,248)
Interest expense, net of amount capitalized	(6,541)	(6,962)	(12,733)	(13,802)
	(9,509)	(24,456)	(440)	(16,943)
Loss before income taxes	(26,915)	(19,424)	(12,998)	(4,000)
Income tax benefit (provision)	132	5,025	(1,307)	1,242
Net loss	(26,783)	(14,399)	(14,305)	(2,758)
Preferred stock dividends	(138)	(138)	(276)	(276)
Loss applicable to common shareholders	$(26,921)	$(14,537)	$(14,581)	$(3,034)
Basic and diluted loss per common share after preferred dividends	$(0.07)	$(0.04)	$(0.04)	$(0.01)
Weighted average number of common shares outstanding - basic and diluted	371,295	344,216	370,042	343,437

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$191,574	$209,665
Accounts receivable:
Trade	7,781	17,696
Other, net	24,519	17,184
Inventories	52,404	47,473
Current deferred income taxes	8,766	12,029
Other current assets	14,040	12,312
Total current assets	299,084	316,359
Non-current investments	2,672	4,920
Non-current restricted cash and investments	957	883
Properties, plants, equipment and mineral interests, net	1,863,440	1,831,564
Non-current deferred income taxes	105,739	98,923
Reclamation insurance asset	16,800	—
Other non-current assets and deferred charges	3,576	9,415
Total assets	$2,292,268	$2,262,064

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$44,500	$41,869
Accrued payroll and related benefits	23,163	27,956
Accrued taxes	2,420	4,241
Current portion of capital leases	9,894	9,491
Current portion of debt	1,789	—
Other current liabilities	6,236	5,797
Current portion of accrued reclamation and closure costs	21,191	1,631
Total current liabilities	109,193	90,985
Capital leases	10,187	13,650
Accrued reclamation and closure costs	70,718	55,619
Long-term debt	501,376	498,479
Non-current deferred tax liability	137,716	153,300
Other non-current liabilities	51,504	53,057
Total liabilities	880,694	865,090

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	94,771	92,382
Capital surplus	1,515,362	1,486,750
Accumulated deficit	(157,547)	(141,306)
Accumulated other comprehensive loss	(31,250)	(32,031)
Treasury stock	(9,801)	(8,860)
Total shareholders’ equity	1,411,574	1,396,974
Total liabilities and shareholders’ equity	$2,292,268	$2,262,064
Common shares outstanding	376,733	367,377

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
OPERATING ACTIVITIES
Net loss	$(14,115)	$(2,758)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	52,966	54,045
Unrealized (gain)/loss on investments	3,043	—
(Gain) loss on disposition of properties, plants, equipment and mineral interests	190	44
Provision for reclamation and closure costs	10,256	2,710
Stock compensation	2,261	2,561
Deferred income taxes	(705)	(6,840)
Amortization of loan origination fees	910	1,135
(Gain) loss on derivative contracts	7,812	6,231
Foreign exchange gain	(9,672)	(55)
Other non-cash charges, net	25	(986)
Change in assets and liabilities:
Accounts receivable	2,469	8,398
Inventories	(3,417)	(2,418)
Other current and non-current assets	(3,904)	1,617
Accounts payable and accrued liabilities	(4,210)	(17,084)
Accrued payroll and related benefits	803	9,069
Accrued taxes	(1,938)	2,582
Accrued reclamation and closure costs and other non-current liabilities	9,399	(1,222)
Cash provided by operating activities	52,173	57,029

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(58,272)	(57,461)
Acquisition of Revett, net of cash acquired	(809)	—
Proceeds from disposition of properties, plants and equipment	153	238
Purchases of investments	(947)	—
Changes in restricted cash and investment balances	—	4,334
Net cash used in investing activities	(59,875)	(52,889)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	14,112
Acquisition of treasury shares	(941)	(1,501)
Dividends paid to common shareholders	(1,850)	(1,715)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(123)	(577)
Repayments of capital leases	(4,940)	(4,525)
Net cash provided by (used in) financing activities	(8,130)	5,518
Effect of exchange rates on cash	(2,259)	250
Net increase (decrease) in cash and cash equivalents	(18,091)	9,908
Cash and cash equivalents at beginning of period	209,665	212,175
Cash and cash equivalents at end of period	$191,574	$222,083

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GREENS CREEK UNIT
Tons of ore milled	199,694	201,146	395,163	403,861
Mining cost per ton	$73.60	$73.09	$73.64	$69.98
Milling cost per ton	$30.31	$31.07	$29.53	$29.29
Ore grade milled - Silver (oz./ton)	12.33	12.03	13.05	12.24
Ore grade milled - Gold (oz./ton)	0.106	0.120	0.112	0.120
Ore grade milled - Lead (%)	3.36	3.25	3.31	3.20
Ore grade milled - Zinc (%)	8.93	8.57	8.64	8.57
Silver produced (oz.)	1,856,125	1,689,183	3,892,091	3,476,320
Gold produced (oz.)	13,753	14,931	28,992	29,940
Lead produced (tons)	5,393	5,044	10,323	9,869
Zinc produced (tons)	15,462	15,288	29,382	30,329
Total cash cost, net of by-product credits, per silver ounce (1)	$3.30	$3.52	$3.27	$2.52
Capital additions (in thousands)	$12,056	$7,267	$18,400	$12,849
LUCKY FRIDAY UNIT
Tons of ore processed	72,059	80,379	146,304	159,468
Mining cost per ton	$99.14	$87.83	$91.80	$84.44
Milling cost per ton	$20.53	$21.81	$20.40	$21.21
Ore grade milled - Silver (oz./ton)	8.98	10.73	10.38	10.06
Ore grade milled - Lead (%)	6.1	6.83	6.56	6.66
Ore grade milled - Zinc (%)	3.1	2.88	3.14	2.94
Silver produced (oz.)	613,474	820,786	1,450,193	1,520,391
Lead produced (tons)	4,132	5,185	9,080	9,995
Zinc produced (tons)	2,053	2,095	4,220	4,145
Total cash cost, net of by-product credits, per silver ounce (1)	$12.58	$9.10	$10.55	9.33
Capital additions (in thousands)	$11,352	$12,277	$25,060	$22,787
CASA BERARDI UNIT
Tons of ore processed	219,002	212,489	407,097	398,632
Mining cost per ton	$95.88	$103.92	$100.33	$111.96
Milling cost per ton	$18.95	$19.23	$20.33	$20.89
Ore grade milled - Gold (oz./ton)	0.165	0.15	0.16	0.17
Ore grade milled - Silver (oz./ton)	0.04	0.031	0.04	0.031
Gold produced (oz.)	30,939	28,623	56,350	59,882
Total cash cost, net of by-product credits, per gold ounce (1)	$832	$952	$896	$917
Capital additions (in thousands)	$8,601	$10,978	$16,198	$23,834

(1) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY
Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)
(Unaudited)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday Units
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
By-product value, all silver properties:
Zinc	$25,224	$23,653	$46,914	$46,609
Gold	13,487	15,997	28,995	32,257
Lead	14,472	16,988	28,365	32,755
Total by-product credits	$53,183	$56,638	$104,274	$111,621

By-product credits per silver ounce, all silver properties
Zinc	$10.21	$9.42	$8.78	$9.32
Gold	5.47	6.38	5.43	6.46
Lead	5.86	6.77	5.31	6.56
Total by-product credits	$21.54	$22.57	$19.52	$22.34

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi Unit
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Silver by-product value	$123	$114	$220	$218
Silver by-product credits per gold ounce	$3.96	$3.98	$3.90	$3.65

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$67,034	$70,051	$132,280	$134,570
By-product credits	(53,183)	(56,638)	(104,273)	(111,621)
Cash cost, after by-product credits	13,851	13,413	28,007	22,949
Divided by silver ounces produced	2,469	2,509	5,342	4,996
Cash cost, before by-product credits, per silver ounce	27.15	27.91	24.76	26.93
By-product credits per silver ounce	(21.54)	(22.57)	(19.52)	(22.34)
Cash cost, after by-product credits, per silver ounce	$5.61	$5.34	$5.24	$4.59

Reconciliation to GAAP:
Cash cost, after by-product credits	$13,851	$13,413	$28,007	$22,949
Depreciation, depletion and amortization	16,451	19,280	33,063	36,502
Treatment costs	(19,305)	(20,010)	(39,226)	(39,916)
By-product credits	53,183	56,641	104,273	111,624
Change in product inventory	(6,119)	(7,211)	(401)	(2,416)
Reclamation and other costs	(96)	383	298	908
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$57,965	$62,496	$126,014	$129,651

	Greens Creek Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$49,540	$50,405	$96,653	$97,004
By-product credits	(43,409)	(44,459)	(83,940)	(88,236)
Cash cost, after by-product credits	6,131	5,946	12,713	8,768
Divided by silver ounces produced	1,856	1,689	3,892	3,476
Cash cost, before by-product credits, per silver ounce	26.69	29.84	24.82	27.91
By-product credits per silver ounce	(23.39)	(26.32)	(21.57)	(25.38)
Cash cost, after by-product credits, per silver ounce	$3.30	$3.52	$3.27	$2.52

Reconciliation to GAAP:
Cash cost, after by-product credits	$6,131	$5,946	$12,713	$8,768
Depreciation, depletion and amortization	13,775	16,960	27,521	31,986
Treatment costs	(15,639)	(14,993)	(30,872)	(30,382)
By-product credits	43,409	44,462	83,940	88,239
Change in product inventory	(4,775)	(7,376)	919	(2,377)
Reclamation and other costs	(86)	340	302	868
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$42,815	$45,339	$94,523	$97,102

	Lucky Friday Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$17,494	$19,646	$35,627	$37,566
By-product credits	(9,774)	(12,179)	(20,333)	(23,385)
Cash cost, after by-product credits	7,720	7,467	15,294	14,181
Divided by silver ounces produced	613	820	1,450	1,520
Cash cost, before by-product credits, per silver ounce	28.53	23.95	24.57	24.71
By-product credits per silver ounce	(15.94)	(14.85)	(14.02)	(15.38)
Cash cost, after by-product credits, per silver ounce	$12.58	$9.10	$10.55	$0.01

Reconciliation to GAAP:
Cash cost, after by-product credits	$7,720	$7,467	$15,294	$14,181
Depreciation, depletion and amortization	2,676	2,320	5,542	4,516
Treatment costs	(3,666)	(5,017)	(8,354)	(9,534)
By-product credits	9,774	12,179	20,333	23,385
Change in product inventory	(1,344)	165	(1,320)	(39)
Reclamation and other costs	(10)	43	(5)	40
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,150	$17,157	$31,490	$32,549

	Casa Berardi Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$25,876	$27,351	$50,711	$55,159
By-product credits	(123)	(114)	(220)	(218)
Cash cost, after by-product credits	25,753	27,237	50,491	54,941
Divided by gold ounces produced	30.94	28.62	56.35	59.88
Cash cost, before by-product credits, per gold ounce	836.34	955.54	899.93	921.13
By-product credits per gold ounce	(3.96)	(3.98)	(3.90)	(3.65)
Cash cost, after by-product credits, per gold ounce	$832.38	$951.56	$896.03	$917.48

Reconciliation to GAAP:
Cash cost, after by-product credits	$25,753	$27,237	$50,491	$54,941
Depreciation, depletion and amortization	10,714	8,456	19,357	17,037
Treatment costs	(144)	(131)	(297)	(229)
By-product credits	123	114	220	218
Change in product inventory	206	395	(2,066)	288
Reclamation and other costs	116	207	234	412
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,768	$36,278	$67,939	$72,667

	Total, All Locations
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation to GAAP:
Cash cost, after by-product credits	$39,604	$40,650	$78,498	$77,890
Depreciation, depletion and amortization	27,165	27,736	52,420	53,539
Treatment costs	(19,449)	(20,141)	(39,523)	(40,145)
By-product credits	53,306	56,755	104,493	111,842
Change in product inventory	(5,913)	(6,816)	(2,467)	(2,128)
Reclamation and other costs	20	590	531	1,320
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$94,733	$98,774	$193,952	$202,318

(1)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

HECLA MINING COMPANY
Reconciliation of Net Loss Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders
(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss applicable to common shareholders (GAAP)	$(26,805)	$(14,537)	$(14,391)	$(3,034)
Adjusting items:
(Gains) losses on derivatives contracts	887	11,601	(4,905)	2,149
Provisional price losses (gains)	601	210	(1,524)	948
Environmental accruals	8,700	856	8,700	856
Foreign exchange (gain) loss	1,833	5,382	(10,441)	1,248
Acquisition costs	2,147	—	2,147	—
Income tax effect of above adjustments	(4,934)	(5,067)	(1,767)	(1,581)
Adjusted net income (loss) applicable to common shareholders	$(17,571)	$(1,555)	$(22,181)	$586
Weighted average shares - basic	371,295	344,216	370,042	343,437
Weighted average shares - diluted	371,295	344,216	370,042	343,437
Basic adjusted net income (loss) per common share	$(0.05)	$—	$(0.06)	$—
Diluted adjusted net income (loss) per common share	$(0.05)	$—	$(0.06)	$—

HECLA MINING COMPANY
Reconciliation of Net Loss (GAAP) to Adjusted EBITDA
(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net loss to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss	$(26,667)	$(14,399)	$(14,115)	$(2,758)
Plus: Interest expense, net of amount capitalized	6,541	6,962	12,733	13,802
Plus/(Less): Income taxes	(132)	(5,025)	1,307	(1,242)
Plus: Depreciation, depletion and amortization	27,166	27,735	52,420	53,538
Plus: Exploration expense	4,592	3,140	9,208	7,290
Plus: Pre-development expense	1,618	437	2,138	856
Foreign exchange (gain) loss	1,833	5,382	(10,441)	1,248
Plus: Acquisition costs	2,147	—	2,147	—
Plus: Provision for closed operations and environmental matters	9,478	1,777	10,256	2,710
Plus/(Less): Losses (gains) on derivative contracts	887	11,601	(4,905)	2,149
Plus: Provisional price losses	601	210	(1,524)	948
Other	1,449	2,007	5,314	2,305
Adjusted EBITDA	$29,513	$39,827	$64,538	$80,846

Assay Results - Q2 2015

Note: All assay intervals represent true widths of drill core with the exception of the results from Greens Creek. At Greens Creek the assay intervals represent the horizontal width because the mineralized bodies are very irregular in shape and in most cases this is the best approximation for true width.

Greens Creek (Alaska)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	Horizontal Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Northwest West Definition	GC3958	243/-61	244.40	250.90	6.4	10.11	0.07	7.98	4.08	-621
			317.30	320.80	3.4	14.62	0.16	13.14	6.39	-685
			325.00	329.30	4.2	39.29	0.23	10.91	5.05	-692
	GC3960	243/-28	66.80	93.30	9.1	23.95	0.08	13.29	6.51	-438
			144.50	151.70	2.5	45.82	0.02	19.02	7.75	-475
			189.00	193.30	3.4	14.16	0.05	8.69	4.90	-497
	GC3978	243/-82	79.60	85.80	6.0	107.31	0.73	4.00	2.12	-482
			178.30	181.80	3.2	33.08	0.21	6.42	3.14	-580
			191.00	201.70	6.9	23.94	0.07	7.65	3.40	-593
			243.00	257.60	6.6	39.73	0.08	11.61	6.59	-644
	GC3980	243/-71	0.00	59.50	14.4	26.82	0.11	13.45	4.78	-403
			95.00	98.00	5.4	14.45	0.07	1.06	0.50	-494
			100.00	104.40	5.4	35.64	1.33	4.44	2.59	-499
			297.20	317.70	6.2	50.53	0.14	13.11	7.32	-688
	GC3982	243/-55	187.50	203.70	12.8	30.11	0.07	9.23	4.86	-569
			213.00	217.40	4.2	10.90	0.03	4.73	3.36	-583
			262.00	270.80	5.5	14.37	0.07	0.33	0.18	-624
			304.00	305.50	0.9	166.68	0.59	4.64	2.09	-656
			331.00	343.50	5.7	29.27	0.08	7.60	5.65	-680
			347.40	352.80	2.5	47.32	0.31	19.63	12.47	-692
			359.20	389.60	13.8	18.36	0.15	4.56	2.58	-701
			395.50	404.80	4.2	22.90	0.10	7.80	4.53	-727
	GC3983	243/-64	0.00	89.00	10.8	52.37	0.12	20.88	7.55	-403
			94.00	99.00	4.6	14.23	0.18	2.06	1.29	-487
			113.90	142.80	14.0	21.03	0.18	5.77	3.14	-505
			183.50	189.50	2.5	19.49	0.09	3.49	1.59	-568
			205.80	214.30	4.6	42.96	0.36	6.66	3.27	-588
			221.70	226.70	2.7	20.86	0.17	2.87	1.35	-602
	GC3984	243/-36	0.00	5.80	5.8	27.70	0.11	23.21	6.72	-403
	GC3986	063/-80	9.00	9.80	0.8	116.66	0.21	15.49	3.47	-421
			199.00	204.00	2.7	23.75	0.11	4.70	2.10	-608
	GC3989	063/-75	145.70	153.00	7.3	16.39	0.14	4.15	1.42	-551
	GC3991	243/-70	169.40	177.30	6.8	23.30	0.11	8.72	4.07	-570
			183.80	188.70	4.2	43.53	0.11	12.49	6.92	-582
	GC3993	243/-51	386.10	395.00	5.0	31.79	0.27	12.15	6.17	-710
	GC3997	063/58	62.40	66.50	3.4	27.38	0.07	15.74	7.60	-336
			116.10	119.20	2.6	21.23	0.04	9.03	5.00	-291
	GC3999	063/-55	165.70	174.50	6.9	36.34	0.07	8.22	4.77	-546
			183.60	205.40	17.2	18.74	0.14	8.41	4.64	-550
	GC4001	063/-38	37.20	48.50	5.7	50.87	0.20	8.00	3.59	-422
			52.00	64.40	5.2	22.26	0.09	8.68	4.48	-431
	GC4003	063/-64	11.60	13.20	1.6	20.56	0.02	10.32	3.99	-410
			21.00	31.00	6.9	18.94	0.05	10.36	5.54	-418
			36.00	41.50	4.6	12.10	0.13	15.45	8.11	-432
			55.40	65.00	9.3	17.36	0.02	3.90	1.76	-449
			159.00	163.60	3.9	22.50	0.08	12.12	7.19	-541
	GC4005	063/73	105.40	115.80	10.4	20.59	0.08	15.04	6.61	-282
			122.10	133.60	10.0	352.90	0.54	9.79	4.12	-267
	GC4023	063/-28	234.50	236.50	1.9	34.88	0.18	22.77	12.39	-502
	GC4026	063/-43	158.40	170.20	11.4	13.33	0.10	11.22	6.13	-505
	GC4028	063/-55	155.70	159.00	3.1	13.96	0.00	8.57	4.38	-527
	GC4030	063/-8.5	45.60	49.10	2.2	18.36	0.09	6.92	3.10	-401
			100.10	115.60	14.0	15.79	0.04	10.86	4.79	-408
	GC4031	063/-66	120.00	136.70	9.1	26.41	0.14	2.90	1.61	-510
			158.10	168.30	7.9	21.77	0.07	6.13	3.15	-546
			173.80	183.80	6.8	25.60	0.12	14.15	8.10	-557
	GC4038	243/-70	261.40	267.70	6.3	23.03	0.11	3.08	1.62	-645
	GC4041	063/9	68.20	71.00	2.6	19.97	0.04	10.26	4.69	-381
			84.80	92.80	7.3	43.98	0.10	9.00	3.24	-378
	GC4050	063/-63	124.90	134.50	9.6	19.03	0.14	6.73	2.98	-516
			140.80	145.20	3.5	12.15	0.14	12.96	3.32	-530
	GC4054	063/-87	224.00	229.60	4.5	53.05	0.16	12.26	6.31	-629
	GC4067	063/-25	160.10	163.90	3.7	35.97	0.28	8.10	3.40	-470
West Wall	GC4023	063/-28	515.10	517.30	1.6	11.02	0.02	16.89	9.22	-628
Deep 200 South Definition	GC3963	243/-71	273.00	281.00	7.0	41.21	0.04	3.69	3.21	-1524
			484.50	494.50	9.5	32.93	0.48	10.29	5.80	-1725
	GC3970	243/-63	298.00	305.60	6.4	31.53	0.04	4.81	2.78	-1534
	GC3975	063/-64	386.00	406.00	4.5	10.58	0.10	3.12	1.68	-1616
			487.50	499.80	9.6	26.49	0.03	2.13	1.19	-1708
	GC3977	063/-76	294.00	300.50	6.2	18.48	0.11	1.70	1.05	-1554
	GC3981	063/-86	269.50	278.80	8.6	20.58	0.17	4.43	2.62	-1537
	GC3988	243/-62	301.00	307.70	6.2	61.86	0.04	2.10	1.29	-1534
	GC3992	243/-70	501.80	509.20	6.7	22.94	0.14	1.68	0.77	-1741
	GC3998	243/-55	319.30	330.30	9.3	24.21	0.11	3.13	2.02	-1531
	GC4009	063/-82	281.00	285.80	4.3	26.29	0.21	4.36	2.76	-1548
			643.00	647.00	2.4	17.94	0.00	3.50	1.76	-1911
	GC4013	243/-87	255.80	263.20	6.5	10.85	0.08	1.39	0.73	-1524
	GC4021	243/-59	299.50	310.20	7.8	15.06	0.13	1.02	0.64	-1528
	GC4029	063/-83	272.50	278.20	4.8	17.96	0.17	1.14	0.58	-1539
			618.90	626.00	4.6	27.23	0.20	14.13	6.81	-1885
			641.90	661.50	12.6	15.13	0.13	6.26	3.72	-1906
	GC4039	063/-60	405.10	413.30	5.0	20.03	0.12	0.82	0.51	-1622
	GC4051	243/-73	263.90	266.00	1.9	52.71	0.04	5.68	3.12	-1522
			568.90	575.30	5.7	30.24	0.33	7.34	3.99	-1763
9a Definition	GC4004	063/83	226.90	236.60	6.1	17.35	0.02	15.95	6.22	-87
			263.00	267.30	1.7	25.00	0.04	27.97	11.01	-51
	GC4007	063/70	190.40	209.00	18.6	14.16	0.02	22.07	9.73	-119
			238.90	250.00	10.2	10.45	0.06	18.42	7.88	-88
	GC4020	243/86	247.30	294.00	14.4	15.16	0.10	8.57	4.53	-66
			411.60	417.30	1.8	55.97	0.37	10.35	6.36	96
	GC4033	063/-1.5	322.00	334.60	11.4	35.33	0.20	9.77	4.98	-329
	GC4055	063/46	305.00	317.10	10.4	11.13	0.03	21.06	6.61	-101
			365.70	373.60	6.4	12.88	0.02	19.58	9.03	-58
	GC4066	063/11	380.00	396.70	14.0	26.76	0.01	3.75	2.41	-243

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
South-West (107)	CBW-0365-012	10738	360/-66	177.2	188.6	9.8	0.20	-1354.3
Upper 118 (118-42)	CBP-0530-186	12058	341/-31	127.3	147.6	18.7	0.21	-1825.8
(118-43)	CBP-0530-189	12068	360/-20	76.8	133.5	24.3	0.22	-1791.0
(118-47)	CBP-0530-193	12081	017/-10	65.3	85.3	19.0	0.33	-1770.0
(118-47)	CBP-0530-194	12081	016/-20	60.4	88.9	26.2	0.54	-1781.2
(118-42)	CBP-0530-197	12054	341/-20	134.5	163.1	24.0	0.26	-1815.0
(118-46)	CBP-0530-199	12059	305/-78	131.6	155.2	22.3	0.22	-1898.6
(118-46)	CBP-0530-205	12060	248/-80	131.9	158.1	25.3	0.27	-1901.2
(118-46)	CBP-0530-206	12059	211/-72	141.1	170.6	26.9	0.22	-1904.9
Lower 118 (118-32)	CBP-0910-037	12120	180/-32	70.2	83.7	12.5	0.21	-3018.7
(118-27)	CBP-0910-040	12011	183/-45	275.6	357.6	54.8	0.21	-3212.3
(118-32)	CBP-0910-041	12118	181/-49	75.5	96.1	17.7	0.36	-3047.2
(118-22)	CBP-0910-048	12032	170/-31	324.8	360.9	34.1	0.30	-3158.5
(118-31)	CBP-0930-001	12052	166/-2	147.6	165.4	15.7	0.55	-3048.2
(118-27)	CBP-0930-006	12043	176/10	190.3	203.4	13.1	0.23	-3008.9
(118-27)	CBP-0930-008	12031	188/-5	177.5	196.5	17.7	0.24	-3054.5
(118-22)	CBP-0930-010	12027	188/-32	267.7	282.2	13.5	0.34	-3150.6
Upper 123 (123-05)	CBP-0550-090	12539	142/47	259.5	291.0	21.7	0.25	-1609.6
(123-05)	CBP-0550-091	12554	135/20	229.0	276.6	37.1	0.23	-1718.5
(123-05)	CBP-0550-092	12546	135/29	210.0	256.9	46.6	0.26	-1698.2
(123-05)	CBP-0550-093	12544	135/37	206.7	262.5	55.1	0.20	-1666.0
Lower 123 (123-02)	CBP-0810-017	12386	181/-26	336.3	352.4	15.7	1.84	-2753.6
(123-01)	CBP-0810-018	12385	181/-19	332.3	347.8	11.8	0.34	-2695.5
(123-01)	CBP-0810-019	12387	181/-11	307.1	324.8	13.5	0.77	-2666.7
(123-01)	CBP-0810-020	12388	181/3	259.5	280.8	18.4	1.08	-2581.4
(123-01)	CBP-0810-021	12375	189/-4	322.8	335.3	11.8	1.11	-2615.8
(123-01)	CBP-0810-022	12376	189/-11	339.6	353.0	12.5	0.55	-2655.2
(123-01)	CBP-0810-027	12276	171/-5	278.2	290.7	11.2	1.21	-2619.4
(123-03)	CBP-0810-032	12395	176/-29	327.1	338.9	10.2	1.09	-2766.7
(123-04)	CBP-0830-041	12241	211/49	354.3	371.4	12.1	0.42	-2445.2
(123-03)	CBP-0830-042	12292	165/-27	200.1	251.6	31.5	0.32	-2808.4
(123-04)	CBP-0830-054	12243	202/17	290.0	305.8	15.1	0.34	-2624.7
(123-04)	CBP-0850-047	12320	186/-24	381.6	393.7	10.8	0.73	-2873.0
(123-03)	CBP-0850-055	12386	139/-1	215.9	229.0	10.5	1.63	-2721.1
(123-03)	CBP-0850-056	12390	139/-17	246.1	264.4	13.5	1.04	-2795.3
(123-02)	CBP-0850-058	12387	147/-30	292.0	308.7	13.8	1.13	-2863.5
(123-03)	CBP-0850-059	12377	147/-15	227.4	252.6	21.3	0.80	-2784.1
(123-03)	CBP-0850-060	12378	147/2	207.3	228.7	17.7	1.18	-2711.9
Principale (124-81)	CBP-0250-050	12539	170/49	128.3	137.8	7.9	0.44	-698.5
(124-81)	CBP-0250-051	12538	170/58	141.1	160.8	16.7	0.62	-669.6
(124-81)	CBP-0250-053	12531	192/45	49.2	55.8	6.6	0.31	-757.2
Explo U 117	CBW-1069	11700	010/-77	4068.2	4104.3	21.8	0.15	-4501.6
	CBW-1069	11,600	010/-73	4,190.8	4,206.1	12.10	0.64	(4,601.3)
Explo S 100	CBS-099-047EXT	10550	360/-72	4068.2	4104.3	14.4	0.15	-2615.5
Explo S 124	CBS-15-624	12900	360/-60	1200.8	1235.2	64.0	0.20	-802.2

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
East Francine Vein	SS-797	95.1	127.4	32.2	32.2	0.09	26.05
East Francine Vein	SS-798	67.7	86.4	18.6	18.6	1.18	358.73
East Francine Vein	SS-801	53.6	65.2	11.5	11.5	0.87	160.80
East Francine Vein	SS-802	41.3	59.6	18.3	18.2	0.58	61.94
East Francine Vein	SS-804	113.7	128.9	15.2	15.2	0.22	12.15
East Francine Vein	SS-805	61.9	89.3	27.4	27.4	0.11	42.14
East Francine Vein	SS-806	25.5	41.9	16.4	16.4	0.38	9.85
East Francine Vein	SS-807	39.3	57.9	18.7	18.7	0.26	25.35
East Francine Vein	SS-808	84.9	100.0	15.1	15.1	0.78	120.32
East Francine Vein	SS-811	64.3	70.0	5.8	5.5	0.15	29.46
Middle Vein	SS-771	241.7	243.9	2.2	2.0	0.17	12.15
Middle Vein	SS-790	764.7	773.7	9.0	8.9	0.02	11.06
Middle Vein	SS-799	322.7	330.2	7.5	7.0	0.10	13.19
Middle Vein	SS-808	366.1	369.7	3.6	3.6	0.04	2.11
Middle Vein	SS-836	259.3	264.4	5.2	5.1	0.02	5.09
Middle Vein	SS-838	116.5	128.4	12.0	11.3	0.03	2.04
Middle Vein	SS-846	252.3	262.3	10.0	9.6	0.02	4.04
Middle Vein	SS-852	147.2	156.4	9.2	9.2	0.02	5.40
Middle Vein	SS-856	280.6	285.9	5.3	5.3	0.01	4.03
Middle Vein	SS-859	143.0	146.2	3.1	3.1	0.22	12.21
Middle Vein	SS-863	148.8	156.1	7.3	7.3	0.57	157.33
Middle Vein	SS-865	202.2	207.5	5.2	5.2	0.01	5.30
Middle Vein	SS-867	139.5	141.3	1.8	1.8	0.01	4.66
Middle Vein	SS-868	93.9	99.4	5.5	5.5	0.24	26.85
Middle Vein	SS-870	155.3	161.6	6.2	5.0	0.19	25.50
Middle Vein	SS-872	261.3	266.8	5.5	5.1	0.04	5.58
Middle Vein	SS-873	115.4	118.4	3.1	3.1	0.13	42.16
Middle Vein	SS-875	175.9	184.0	8.2	8.2	0.18	18.25
Middle Vein	SS-876	244.8	252.0	7.2	6.9	0.04	9.46
Middle Vein	SS-877	141.1	143.7	2.6	2.6	0.13	37.72
Middle Vein	SS-878	173.7	180.0	6.2	5.9	0.05	7.01
North Vein	SS-773	459.7	464.3	4.6	4.6	0.11	5.67
North Vein	SS-777	479.3	484.6	5.2	5.2	0.03	4.87
North Vein	SS-778	579.9	584.0	4.1	4.1	0.01	14.78
North Vein	SS-782	669.2	675.2	6.0	5.6	0.03	8.15
North Vein	SS-784	423.8	424.4	0.6	0.6	0.21	9.07
North Vein	SS-785	528.0	537.3	9.3	9.2	0.02	4.75
North Vein	SS-794	692.4	697.7	5.2	5.2	0.01	6.75
North Vein	SS-799	773.0	778.0	5.0	5.0	0.04	11.72
North Vein	SS-832	104.9	108.4	3.5	3.5	0.24	8.24
North Vein	SS-835	74.3	76.0	1.6	2.6	0.84	16.77
North Vein	SS-837	67.4	70.0	2.6	2.5	0.74	5.51
North Vein	SS-839	83.5	99.7	16.2	15.5	0.08	2.96
North Vein	SS-840	19.5	26.9	7.4	7.1	0.18	0.48
North Vein	SS-843	68.5	70.3	1.8	1.8	0.49	6.42
North Vein	SS-845	76.6	94.0	17.4	17.3	0.15	9.48
North Vein	SS-848	75.3	77.4	2.1	3.1	0.69	10.12
North Vein	SS-850	74.3	78.3	4.0	3.9	0.61	6.40
North Vein	SS-851	54.7	62.8	8.1	8.1	0.13	5.39
North Vein	SS-853	54.3	60.0	5.7	5.7	0.27	5.33
North Vein	SS-854	25.7	42.9	17.2	17.2	0.10	2.32
North Vein	SS-857	57.0	66.9	10.0	9.9	0.30	3.13
North Vein	SS-858	44.3	52.5	8.2	8.0	0.30	3.63
North Vein	SS-860	40.2	45.0	4.8	4.5	0.12	2.22
North Vein	SS-861	67.5	71.9	4.4	3.2	0.10	2.11
North Vein	SS-896	10.4	14.8	4.4	4.3	0.24	3.19
North Vein Foot Wall Vein	SS-896	100.5	102.5	2.0	2.0	0.01	5.31

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President – Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com